EXHIBIT 4.6
THIRD AMENDMENT
TO
GATX CORPORATION
HOURLY EMPLOYEES RETIREMENT SAVINGS PLAN
(As Amended and Restated Effective as of January 1, 1997)
     By virtue and in exercise of the amending authority reserved to GATX Corporation (the “Company”) by the provisions of subsection 13.1 of the GATX Corporation Hourly Employees Retirement Savings Plan (the “Plan”), and pursuant to the authority delegated to the undersigned officer of the Company by its Board of Directors, the Plan is amended, effective as of May 1, 2003, in the following particulars:
     1. By substituting the following for subsection 6.1 of the Plan:
     “6.1. Investment Funds. The Review Committee shall establish, and cause the Trustee to maintain, the following ‘Investment Funds’ for the investment of Participants’ Accounts:
(a)	a GATX Stock Fund which shall be invested in the common stock of GATX Corporation;

(b)	a ‘Loan Fund,’ which shall consist only of promissory notes or other evidence of loans made to Participants in accordance with subsection 10.1; and

(c)	three or more other Investment Funds designated by the Review Committee.
The Review Committee, in its sole discretion, from time to time may eliminate a particular Investment Fund (other than the GATX Stock Fund and the Loan Fund), or add a new Investment Fund, and may establish such rules and procedures as it deems appropriate for the orderly transfer and investment of funds held under a discontinued Investment Fund to one or more of the other Investment Funds then maintained under the Plan.”
     2. By substituting the following for subsections 6.3 and 6.4 of the Plan:
     “6.3. Investment Fund Elections. At the time that a Participant enrolls in the Plan, and as of any subsequent dates that the Benefits Committee in its discretion determines, each Participant, at such time and in such form as the Benefits Committee may require, may specify the percentage of contributions subsequently credited to his Accounts that are to be invested in each of the Investment Funds (other than the Loan Fund); provided, however, that any Matching Contributions and Qualified Matching Contributions credited as of a date prior to the second anniversary of the Participant’s date of hire or during any period thereafter for which the Participant has not provided proper direction with respect to the investment of Matching Contributions and Qualified Matching Contributions shall be invested in the GATX Stock Fund.
     “6.4. Transfers Between Investment Funds. In accordance with such uniform rules and procedures as the Benefits Committee may from time to time establish, a Participant may elect to transfer all or any portion of the value of his Accounts held in any Investment Fund (other than the Loan Fund) to any other Investment Fund (other than the Loan Fund) then made available to such Participant; provided, however, that no amounts attributable to either Matching

Contributions or Qualified Matching Contributions may be transferred from the GATX Stock Fund to any other Investment Fund before the second anniversary of the Participant’s date of hire.”
     3. By substituting the following for subsection 12.9 of the Plan:
     “12.9. Indemnification. To the maximum extent permitted by law, each member of the Committees and any officer, director or employee of an Employer who is (or who is asserted to be) a fiduciary with respect to the Plan shall be indemnified and defended by the Employers against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against such person by reason of such person’s action or failure to act with respect to the Plan or the Trust; provided, however, that any such person shall be obligated to return any amount paid to or on his account under this subsection 12.9 upon the rendering of a final nonappealable judgment by a court of competent jurisdiction that such person acted dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises.”
     IN WITNESS WHEREOF, the undersigned officer has set his hand this 22 day of December, 2003.

GATX CORPORATION

By:	/s/ R. Ciancio
Its:	Vice President

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